Exhibit 4.19

                            STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT (the "AGREEMENT"), is made as of February ___, 2005, by and among Anne Concannon, a Massachusetts resident, with an address at 144 Pond Street, Westwood MA 02090 (the "SELLER"), and the purchasers set forth on SCHEDULE A hereto (each, a "PURCHASER," and collectively the "PURCHASERS"). (Seller and Purchasers may hereinafter be referred to singularly as a "PARTY," and collectively as the "PARTIES.")

        WHEREAS, Seller is the record and beneficial owner of an aggregate of Two Million Three Hundred Twenty-Three Thousand Seventy One (2,323,071) shares of the issued and outstanding common stock of Utix Group, Inc., a Delaware corporation (the "SHARES"); and

        WHEREAS, Purchasers desire to purchase from Seller, and Seller desires to sell to Purchasers, the Shares, at a purchase price of $0.40 per share, in such amounts as are set forth on SCHEDULE A hereto, upon the terms and subject to the conditions of this Agreement.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, such parties agree as follows:

        1. PURCHASE AND SALE. Subject to the terms and conditions hereof, at the Closing (as defined in Section 2 below), Purchasers shall purchase, and Seller shall sell, all of Seller's right, title and interest in and to the Shares, for an aggregate purchase price of Nine Hundred Twenty-Nine Thousand Two Hundred Twenty-Eight and 40/100 ($929,228.40) Dollars (the "PURCHASE PRICE").

        2. THE CLOSING. Subject to the terms and conditions hereof, the closing of the purchase and sale of the Shares described in Section 1 hereof (the "CLOSING") shall take place on or before February ___, 2005, (the "Closing Date") at the offices of Bondy & Schloss LLP, located at 60 East 42nd Street, 37th Floor, New York, NY 10165, or at such other place as the parties shall mutually agree. At the Closing:

                (a) Seller, or Seller's representative(s), will, prior to the Closing deliver to Sam Gallo, Esq. ("Gallo"), in-house general counsel for Utix Group, Inc., a stock certificate representing the Shares, duly endorsed in blank or accompanied by duly executed stock powers or other instruments of transfer, in proper form for transfer, with all signatures guaranteed, free and clear of all liens, charges, claims or other encumbrances of any nature, other than those restrictions set forth in the Lock-Up Agreement (as defined herein) (collectively "LIENS"); and

                (b) Upon Gallo's receipt of the stock certificate representing the Shares, he shall promptly notify Purchasers and Purchasers' representatives via email (with a copy of such email to Seller and her counsel at trosedale@brllegal.com) that Seller has complied with Section 2(a). Upon notice from Gallo confirming receipt of the certificates representing the Shares, Purchasers, or Purchasers' representative(s), will promptly (and in no event later than the end of the next business day) deliver the Purchase Price by wire transfer of immediately available funds to an account designated by the Seller.

                (c) Once Gallo confirms Seller's receipt of the Purchase Price, Gallo shall, within twenty-four hours of the Closing Date, release the certificates and other instruments set forth in Paragraph 2(a) to the Purchasers. Purchasers and Gallo agree and covenant that all stock certificates issued to Purchasers with respect to the Shares shall bear legends substantially similar to the legends currently imprinted on Seller's stock certificate. In the event Seller does not receive the Purchase Price by the Closing Date, Gallo shall promptly return the Purchase Price to Purchaser and the stock certificate, stock powers and related items and documents to Seller.

        3.      REPRESENTATIONS AND WARRANTIES.

                (a) Seller hereby represents and warrants to Purchasers as follows:

                        (i) Seller is the beneficial and record owner of all of the Shares. All of such Shares have been duly authorized and validly issued and are fully paid and non-assessable. At the Closing, Purchasers will acquire from Seller good and valid title to the Shares, free and clear of all Liens;

                        (ii) Neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller of the transactions contemplated hereby, will result in a breach of or constitute or result in a default under any agreement, instrument or obligation to which Seller is a party or by which any of his assets may be bound;

                        (iii) To the best of Seller's knowledge, without independent inquiry, no consent, authorization or approval of, or filing or registration with, any governmental or regulatory authority or any other person or entity (other than any necessary filings in accordance with the requirements of Section 13(d) of the Securities Exchange Act of 1934, as amended) is required in connection with the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller.

                (b)     Purchasers hereby represent and warrant as follows:

                        (i) Purchasers have full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered and constitutes the valid and binding obligations of Purchasers, enforceable in accordance with its terms;

                        (ii) Neither the execution and delivery of this Agreement by Purchasers, nor the consummation by Purchasers of the transactions contemplated hereby will conflict with or result in a breach of, or constitute or result in a default under, any agreement, instrument or obligation to which any Purchaser is a party, or in which any Purchaser's assets may be bound;

                        (iii) No consent, authorization or approval of, or filing of registration with, any governmental or regulatory authority or any other person or entity is required in connection with the execution and delivery of this Agreement by Purchasers and the consummation of the transactions contemplated hereby by Purchasers; and

                        (iv)    The  Shares   being   acquired   by   Purchasers
hereunder are being acquired for their own accounts for investment purposes only and not with a view to or for resale or distribution thereof within the meaning of the Securities Act of 1933, as amended (the "SECURITIES ACT"); nor with any present intention of selling or otherwise disposing of all or any part of the Shares. Purchasers represent and acknowledge that they are "accredited investors" as such term is defined in Rule 501(a) of Regulation D of the General Rules and Regulations promulgated under the Securities Act. Purchasers represent that they are sufficiently experienced in financial and business matters to be capable of evaluating the merits and numerous and substantial risks os of the Purchasers' highly speculative investment in the Shares, and that they can afford a substantial or a total loss of their investment in the Shares. Purchasers are aware of Utix Group, Inc.'s business affairs and financial condition and have acquired sufficient information about such company, its management, financial condition, business and operations, and substantial risks associated with the investment by Purchasers hereunder to reach an informed and knowledgeable decision to acquire the Shares. Purchasers acknowledge that the Shares have not been registered under the Securities Act, and further agree that they shall not sell, assign, or transfer any of the Shares except (i) pursuant to a Registration Statement under the Securities Act, which has become effective and is current with respect to the Shares, or (ii) pursuant to a specific exemption from registration under the Securities Act, but only upon Purchasers' first having obtained a prior favorable written opinion with respect to such sale, assignment or transfer. Purchasers acknowledge that the Shares being acquired by it hereunder have not been registered under the Securities Act and will be "restricted securities," as that term is defined under the Securities Act and the General Rules and Regulations promulgated thereunder, with specific limitations on their sale, assignment or transfer unless registered under the Securities Act or an exemption from such registration is available. Purchasers understand and acknowledge that the transaction contemplated hereby are being consummated in reliance upon a specific exemption from registration under the Securities Act, which exemption depends upon, among other thing, the bona fide nature of Purchasers' investment intent as expressed herein. Transferee understands that the statutory basis for such exemption may be unavailable if Purchasers' representations were predicated solely upon an increase or decrease in the market price of the Shares, or for a period of one year or any other fixed period in the future. Purchasers understand that the certificate evidencing the Shares will be imprinted with a legend which prohibits the transfer of the Shares unless they are registered or such registration is not required in the opinion of counsel to UTIX Group, Inc. and all other legends presents imprinted on the stock certificates representing the Shares sold hereunder by Seller to Purchasers. Purchasers acknowledge that the Shares being acquired are subject to certain lock-up restrictions pursuant to the terms and conditions of the CSI Lock-up Agreement dated as of November 13, 2003, by and between Chantal Skin Care Corporation (UTIX Group, Inc.'s former legal name) and Seller, as amended by that letter agreement dated October 27, 2004 by and UTIX Group, Inc. and certain signatories thereto (collectively, the "LOCK-UP AGREEMENT"), copies of which Purchasers represent and acknowledge that they have received, read and understand the terms and conditions of the Lock-Up Agreement, and understand that the restrictions imposed by the Lock-Up Agreement on the Shares shall continue to apply to such Shares after the Closing.

                (c) SURVIVAL OF WARRANTIES. All statements contained in this Agreement and in any certificate, instrument or document delivered by or on behalf of Purchasers or Seller pursuant hereto, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties hereunder by such party. All representations, warranties and agreements set forth herein shall survive the Closing for a period of one (1) year.

                (d) LIMITATION ON WARRANTIES. Except as expressly set forth in Paragraphs 3(a) and 3(b) above, neither Seller nor either Purchaser have made any other warranty or representation, express or implied, as to this transaction, as to the advisability of the investment, or as to the future prospects (financial or otherwise) of UTIX Group, Inc. or as to any other matter whatsoever.

        4.      INDEMNIFICATION.

                (a) Seller, on the one hand, and Purchasers, on the other hand, shall indemnify and hold harmless the other (including officers, directors, agents and representatives) (in such capacity, an "INDEMNIFIED PARTY") against any loss, claim, liability, expense (including reasonable attorneys' fees) or other damage (collectively, "LOSSES") caused by or arising out of: (i) the failure by the party against whom indemnification is sought (the "INDEMNIFYING PARTY") to perform any of its covenants or agreements in this Agreement, or (ii) the breach of any representation or warranty made by or on behalf of the Indemnifying Party in this Agreement.

                (b) The Indemnified Party shall notify the Indemnifying Party of any claim to be asserted under this Section 4(b) against the Indemnifying Party as soon as practicable after the Indemnified Party receives notice of or otherwise has actual knowledge of such claim, and shall provide to the Indemnifying Party as soon as practicable after the Indemnified Party receives notice of or otherwise has actual knowledge of such claim, and shall provide to the Indemnifying Party as soon as practicable thereafter all information and documentation necessary to support and verify the claim being asserted.

                (c) Promptly after receipt by the Indemnified Party of notice of the commencement by any third party of any action, suit or proceeding which might result in the Indemnifying Party becoming obligated to indemnify or make any other payment to the other under this Agreement, the Indemnified Party shall, if a claim in respect thereof is to be made against the Indemnifying Party under this Agreement, notify the Indemnifying Party forthwith in writing of the commencement thereof. The failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve such party from any liability which it or he may have on account of this indemnification or otherwise, except to the extent that such party is prejudiced thereby. The Indemnifying Party shall have the right, within thirty (30) days after being so notified, to assume the defense of such litigation or proceeding with counsel reasonably satisfactory to the Indemnified Party. In any such litigation or proceeding the defense of which the Indemnifying Party shall have so assumed, the Indemnified Party shall have the right to participate therein and retain his or its own counsel at his or its own expense unless (i) the parties shall have mutually agreed to the retention of such counsel, or (ii) the named parties to any such litigation or proceeding (including impleaded parties) include both the Indemnifying Party and the Indemnified Party, and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them; in either such case, such separate counsel may be retained by the Indemnified Party at the Indemnifying Party's expense. To the extent that the settlement of such an action or proceeding, the defense of which has been assumed by the Indemnifying Party, involves the payment of money, the Indemnifying Party shall have the right, in consultation with the Indemnified Party, to settle those aspects dealing only with the payment of money. Notwithstanding the foregoing, in connection with any such defense or settlement, the Indemnifying Party shall not enter into a consent decree involving injunctive relief or consent to an injunction without the Indemnified Party's prior written consent, which consent shall not be unreasonably withheld. The Indemnified Party shall cooperate with the Indemnifying Party in the defense of any action, suit or proceeding assumed by the Indemnifying Party.

                (d) Neither the Seller, on the one hand, nor either of the Purchasers, on the other hand, shall be entitled to indemnification from the other under the provisions of this Paragraph 4, until such time as, and only to the extent that, the claims subject to indemnification by such other party exceed, in the aggregate, $25,000.00, and then only to the extent of such excess. Further, the aggregate indemnification obligation of Seller or either of the Purchasers shall not exceed the total Purchase Price actually received by Seller. Notwithstanding the foregoing, the limitations set forth in this SECTION 4 shall not apply to willful, intentional or fraudulent misrepresentations.

        5. EXPENSES. Except as otherwise provided herein, each party shall bear its own expenses (including those of counsel) incurred in connection with this Agreement and the transactions herein contemplated.

        6.      MISCELLANEOUS.

                (a) FURTHER ASSURANCES. Each party hereto agrees to execute and deliver such other documents and instruments and take such other actions as the other party may reasonably request in order to consummate the sale and carry out the transactions contemplated by this Agreement.

                (b) ENTIRE AGREEMENT. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                (c)     GOVERNING   LAW.  This  Agreement  is  governed  by  and
construed and enforced in accordance with the laws of the State of New York applicable to contracts to be performed wholly within such State.

                (d) HEADINGS AND EXHIBITS. The headings of the various sections and paragraphs herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

                (e) ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by a party without the prior written consent of the other party hereto.

                (f) RIGHTS AND REMEDIES. The rights and remedies of the parties hereunder shall not be mutually exclusive, and the exercise of one or more of the provisions of this Agreement shall not preclude the exercise of any other provisions. Each of the parties confirms that damages at law may be an inadequate remedy for a breach or threatened breach of any provision hereof. The respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other suitable remedy, but nothing contained hereunder is intended to or shall limit or affect any rights at law or by statute or otherwise of any party aggrieved as against the other party for a breach or threatened breach of any provisions hereof, it being the intention of this Section to make clear the agreement of the parties that the respective rights and obligations of the parties hereunder shall be enforceable in equity as well as at law or otherwise.

                (g) NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and delivered at the addresses designated below, or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows, or to such other address or addresses as may hereafter be furnished by one party to the other party in compliance with the terms hereof:

                        If to Purchasers, to the addresses set forth beneath their respective names on SCHEDULE A hereto, with a copy to:

                            Bondy & Schloss LLP
                            60 East 42nd St., 37th Floor
                            New York, NY 10165
                            Attn: Jeffrey A. Rinde, Esq.

                        If to Seller to:

                            Anne Concannon
                            144 Pond Street
                            Westwood MA 02090
                        with a copy to:

                            Robert J. Hundertmark, Esq.
                            8 Cedar Street - Suite 42
                            Woburn MA 01801

All such notices and communications shall be effective when delivered at the designated addresses or five days after deposited in the mails in conformity with the provisions hereof.

                (h)     COUNTERPARTS.   This   Agreement   may  be  executed  in
counterparts each of which shall be deemed an original and all of which shall constitute one and the same Agreement.

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the day and year first above written.


                                          SELLER:



                                          ______________________________________
                                          ANNE CONCANNON

                                          PURCHASERS:
                                          THE INTERGROUP CORPORATION


                                          By:___________________________________
                                          Name:
                                          Title:



                                          ______________________________________
                                          JOHN WINFIELD

                                          ESCROW AGENT




                                          By:___________________________________
                                          NAME: SAM GALLO, ONLY AS TO SECTION 2,
                                          CLOSING

                                   SCHEDULE A
                                   ----------

                                 THE PURCHASERS


---------------------------------------- -------------------- ------------------

                                           SHARES PURCHASED     PURCHASE PRICE
            NAME AND ADDRESS                      (#)                 $

---------------------------------------- -------------------- ------------------

John Winfield                                  1,161,536         $464,614.40
820 Moraga Drive
Los Angeles, California 90049

---------------------------------------- -------------------- ------------------

The InterGroup Corporation                     1,161,535         $464.614.00
820 Moraga Drive
Los Angeles, California 90049

---------------------------------------- -------------------- ------------------

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